October 16, 2013
Investors May Contact:
Anne Walker, Bank of America, 1.646.855.3644
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112

Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Third-Quarter 2013 Net Income of $2.5 Billion,
or $0.20 per Diluted Share, on Revenue of $21.7 BillionA

Effects of Previously Announced Items

•	Pretax Gain of $0.8 Billion on Sale of Remaining China Construction Bank Shares Partially Offset by $0.4 Billion in Negative Valuation Adjustments, Resulting in $0.02 Benefit to EPS

•	Charge Related to Reduction in U.K. Tax Rate of $1.1 Billion, or $0.10 EPS

Continued Business Momentum

•	Total Consolidated Deposit Balances up 4 Percent From Q3-12 to a Record $1.1 Trillion

•	Funded $24 Billion in Residential Home Loans and Home Equity Loans in Q3-13

•	More Than 1 Million New Credit Cards Issued in Q3-13

•	Global Wealth and Investment Management Reports Record Asset Management Fees of $1.7 Billion; Pretax Margin of 25.5 Percent

•	Commercial Loan Balances up 19 Percent From Q3-12 to $395 Billion

•	Bank of America Merrill Lynch Maintained No. 2 Ranking in Global Investment Banking Fees and Was Ranked No. 1 in the Americas in Q3-13B

•	Expense Reduction Initiatives Remain on Track

•	Credit Quality Continued to Improve With Net Charge-offs Down 59 Percent From Q3-12C

Capital and Liquidity Remain Strong

•	Basel 1 Tier 1 Common Capital of $143 Billion, Ratio of 11.08 Percent, up From 10.83 Percent in Prior Quarter

•	Estimated Basel 3 Tier 1 Common Capital Ratio of 9.94 Percent, up From 9.60 Percent in Prior QuarterD

•	Estimated Bank Holding Company Supplementary Ratio Improved to Above Proposed 5 Percent MinimumE

•	Long-term Debt Down $31 Billion From Year-ago Quarter, Driven by Maturities and Liability Management Actions

•	Parent Company Liquidity Remained Strong With Time-to-required Funding at 35 Months

CHARLOTTE — Bank of America Corporation today reported net income rose to $2.5 billion in the third quarter of 2013 from $340 million in the year-ago quarter. Earnings per diluted share increased to $0.20 from $0.00 in the third quarter of 2012. For the nine months ended September 30, 2013, net income increased to $8.0 billion from $3.5 billion in the same period a year ago.

Relative to the year-ago quarter, the results for the third quarter of 2013 were driven by reduced negative credit valuation adjustments on the company's credit spreads and increases in equity investment income, net interest income and investment and brokerage income. The company also benefited from improved credit quality and lower expenses. These factors were partially offset by lower mortgage banking income and the negative impact from remeasuring certain deferred tax assets due to the U.K. corporate income tax rate reduction enacted in July 2013.

"This quarter, we saw good loan growth, improved credit quality and record deposit balances. Our customers and clients continue to do more business with us," said Chief Executive Officer Brian Moynihan. "The economy and business climate will improve even more quickly as conditions normalize, and we are well positioned to benefit from that."

"We continued to make good progress on our expense initiatives, and we further strengthened our capital and leverage ratios," said Chief Financial Officer Bruce Thompson.

Selected Financial Highlights

	Three Months Ended
(Dollars in millions, except per share data)	September 30 2013	June 30 2013	September 30 2012
Net interest income, FTE basis[1]	$10,479	$10,771	$10,167
Noninterest income	11,264	12,178	10,490
Total revenue, net of interest expense, FTE basis	21,743	22,949	20,657
Total revenue, net of interest expense, FTE basis, excluding DVA and FVO[2]	22,187	22,900	22,529
Provision for credit losses	296	1,211	1,774
Noninterest expense	16,389	16,018	17,544
Net income	$2,497	$4,012	$340
Diluted earnings per common share	$0.20	$0.32	$0.00

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliations to GAAP financial measures, refer to pages 22-24 of this press release. Net interest income on a GAAP basis was $10.3 billion, $10.5 billion and $9.9 billion for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively. Total revenue, net of interest expense, on a GAAP basis was $21.5 billion, $22.7 billion and $20.4 billion for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively.

[2]
Total revenue, net of interest expense, on an FTE basis excluding debit valuation adjustments (DVA) and fair value option (FVO) adjustments is a non-GAAP financial measure. DVA gains (losses) were $(292) million, $39 million and $(583) million for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively. Valuation gains (losses) related to FVO were $(152) million, $10 million and $(1.3) billion for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively.

Revenue, net of interest expense, on an FTE basisA rose $1.1 billion from the third quarter of 2012 to $21.7 billion. Excluding the impact of debit valuation adjustments (DVA) and fair value option (FVO) adjustments, revenue was $22.2 billion in the third quarter of 2013, compared to $22.5 billion in the third quarter of 2012.

Net interest income, on an FTE basis, totaled $10.5 billion in the third quarter of 2013, compared to $10.2 billion in the third quarter of 2012A. The improvement was driven by reductions in long-term debt balances, less negative market-related premium amortization, lower rates paid on deposits, and higher commercial loan balances. These factors were partially offset by lower consumer loan balances and lower asset yields. Net interest margin was 2.44 percent in the third quarter of 2013, compared to 2.32 percent in the third quarter of 2012.

Noninterest income increased $774 million from the year-ago quarter, led by lower negative FVO adjustments, higher equity investment income primarily related to the gain on the sale of the company's remaining China Construction Bank (CCB) shares in the current quarter, and improved investment and brokerage income. These improvements were partially offset by a $1.4 billion decrease in mortgage banking income from the third quarter of 2012.

The provision for credit losses was $296 million in the third quarter of 2013, down $915 million from the second quarter of 2013 and $1.5 billion less than the third quarter of 2012. The provision for credit losses was lower than net charge-offs, resulting in a $1.4 billion reduction in the allowance for credit losses in the third quarter of 2013. This compares to a $900 million reduction in the allowance in second quarter of 2013, and a $2.3 billion reduction in the third quarter of 2012.

Noninterest expense was $16.4 billion, compared to $17.5 billion in the year-ago quarter, driven primarily by lower litigation expense, reduced expenses in Legacy Assets and Servicing (LAS) and lower personnel expense as the company continued to streamline processes and achieve cost savings. Litigation expense was $1.1 billion in the third quarter of 2013, compared to $471 million in the second quarter of 2013 and $1.6 billion in the third quarter of 2012.

Income tax expense for the third quarter of 2013 was $2.3 billion on $4.8 billion of pretax income. This includes a charge of $1.1 billion for remeasuring certain deferred tax assets due to the U.K. corporate income tax rate reduction of 3 percent enacted in July 2013. In the year-ago quarter, the company reported income tax expense of $770 million on $1.1 billion of pretax income. This included a $0.8 billion charge for remeasuring certain deferred tax assets due to the enacted U.K. corporate income tax rate reduction of 2 percent.

At September 30, 2013, the company had 247,943 full-time employees, down from 257,158 at June 30, 2013, 272,594 at September 30, 2012 and from a peak of approximately 290,500 at September 30, 2011.

Business Segment Results

The company reports results through five business segments: Consumer and Business Banking (CBB), Consumer Real Estate Services (CRES), Global Wealth and Investment Management (GWIM), Global Banking, and Global Markets, with the remaining operations recorded in All Other.
Unless otherwise noted, business segment revenue, on an FTE basis, is net of interest expense.
Consumer and Business Banking (CBB)1

	Three Months Ended
(Dollars in millions)	September 30 2013	June 30 2013	September 30 2012
Total revenue, net of interest expense, FTE basis	$7,524	$7,434	$7,261
Provision for credit losses	761	967	1,006
Noninterest expense	3,980	4,178	4,111
Net income	$1,779	$1,395	$1,351
Return on average allocated capital[2,3]	23.55%	18.68%	—
Return on average economic capital[2,3]	—	—	22.20%
Average loans	$165,707	$163,593	$169,092
Average deposits	522,023	522,259	478,142
At period-end
Brokerage assets	$89,517	$84,182	$75,852

[1]
During the second quarter of 2013, the results of consumer Dealer Financial Services (DFS), previously reported in Global Banking, were moved into CBB and prior periods have been reclassified to conform to current period presentation.

[2]
Effective January 1, 2013, the company revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the company updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-24 of this press release.

[3]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The company believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•
Average deposit balances of $522.0 billion increased $43.9 billion, or 9 percent, from the same period a year ago. The increase was driven by growth in liquid products in the current low-rate environment and a $17.4 billion average impact of deposit transfers primarily from GWIM. The average rate paid on deposits in the third quarter of 2013 declined 9 basis points from the year-ago quarter to 10 basis points due to pricing discipline and a shift in the mix of deposits.

•	The number of mobile banking customers increased 26 percent from the year-ago quarter to 14.0 million.

•	U.S. Consumer Credit Card retail spending per average active account increased 10.2 percent from the third quarter of 2012.

•	The U.S. Consumer Credit Card net credit loss rate for the third quarter of 2013 was 3.47 percent, the lowest since the first quarter of 2006.

•	Merrill Edge brokerage assets increased 18 percent from the same period a year ago to $89.5 billion due to market growth and positive account flows.

•	Small business loan originations and commitments rose 31 percent from the year-ago quarter to $2.9 billion.

•
The company's specialized sales force of financial solutions advisors, mortgage loan officers and small business bankers increased to more than 6,900 specialists in the third quarter of 2013, up 18 percent from the same period a year ago, reflecting the company's continued commitment to deliver a "one company" experience to broaden and deepen customer relationships.

Financial Overview

Consumer and Business Banking reported net income of $1.8 billion, up $428 million, or 32 percent, from the year-ago quarter, driven by higher revenue, lower provision expense and lower noninterest expense.

Revenue of $7.5 billion increased $263 million from the year-ago quarter, driven by higher net interest income, partially offset by the impact of the continued low-rate environment on deposit spreads and lower average loans.

Provision for credit losses decreased $245 million from the year-ago quarter to $761 million, reflecting continued improvement in delinquencies. Noninterest expense decreased $131 million from the year-ago quarter to $4.0 billion primarily due to lower personnel expense and lower FDIC expense.

Consumer Real Estate Services (CRES)

	Three Months Ended
(Dollars in millions)	September 30 2013	June 30 2013	September 30 2012
Total revenue, net of interest expense, FTE basis	$1,577	$2,115	$3,083
Provision for credit losses	(308)	291	263
Noninterest expense	3,419	3,394	4,180
Net loss	$(1,000)	$(937)	$(857)
Average loans and leases	88,406	90,114	102,472
At period-end
Loans and leases	$87,586	$89,257	$98,642

Business Highlights

•
Bank of America funded $24.4 billion in residential home loans and home equity loans during the third quarter of 2013, helping nearly 97,000 homeowners either refinance an existing mortgage or purchase a home through our retail channels. This included more than 5,300 first-time homebuyer mortgages and more than 32,000 mortgages to low- and moderate-income borrowers.

•	Approximately 78 percent of funded first mortgages were refinances and 22 percent were for home purchases.

•
The number of 60+ days delinquent first mortgage loans serviced by LAS declined 19 percent during the third quarter of 2013 to 398,000 loans from 492,000 loans at the end of the second quarter of 2013, and declined 57 percent from 936,000 loans at the end of the third quarter of 2012.

Financial Overview

Consumer Real Estate Services reported a net loss of $1.0 billion for the third quarter of 2013, compared to a net loss of $857 million for the same period in 2012. Revenue declined $1.5 billion from the third quarter of 2012 to $1.6 billion. Noninterest income was $844 million, a decrease of $1.5 billion from the year-ago quarter, primarily due to lower servicing income and lower core production revenue. Core production revenue was $465 million in the third quarter of 2013, down from $944 million in the year-ago quarter, due largely to lower interest rate lock commitments and lower margins. The provision for representations and warranties was $323 million in the third quarter of 2013, compared to $307 million in the third quarter of 2012.

The provision for credit losses decreased $571 million from the year-ago quarter to a provision benefit of $308 million due to continued improvement in portfolio trends including increased home prices and the impact of regulatory guidance in the prior-year period regarding the treatment of loans discharged from Chapter 7 bankruptcy. Noninterest expense decreased to $3.4 billion from $4.2 billion in the third quarter of 2012, due to lower LAS expenses, partially offset by higher expenses in Home Loans. The decline in LAS expenses reflected lower default-related servicing expenses, including continued staff reductions and the divestiture of certain ancillary servicing businesses, while the increase in Home Loan expenses was due primarily to higher loan volume.

Global Wealth and Investment Management (GWIM)

	Three Months Ended
(Dollars in millions)	September 30 2013	June 30 2013	September 30 2012
Total revenue, net of interest expense, FTE basis	$4,390	$4,499	$4,083
Provision for credit losses	23	(15)	61
Noninterest expense	3,248	3,272	3,115
Net income	$719	$758	$571
Return on average allocated capital[1,2]	28.68%	30.57%	—
Return on average economic capital[1,2]	—	—	29.22%
Average loans and leases	$112,752	$109,589	$101,016
Average deposits	239,663	235,344	241,411
At period-end (dollars in billions)
Assets under management	$779.6	$743.6	$692.9
Total client balances[3]	2,283.4	2,215.1	2,128.2

[1]
Effective January 1, 2013, the company revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the company updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-24 of this press release.

[2]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The company believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

[3]	Total client balances are defined as assets under management, assets in custody, client brokerage assets, client deposits and loans (including margin receivables).

Business Highlights

•	Pretax margin increased to 25.5 percent from 22.2 percent in the year-ago quarter.

•	Asset management fees grew to $1.7 billion, up 13 percent from the year-ago quarter.

•
Client balances increased to a record $2.28 trillion, driven by higher market levels and net inflows. Period-end loan balances increased to a record $114.2 billion, up 12 percent from the year-ago quarter.

•	Long-term assets under management (AUM) flows nearly doubled from the year-ago quarter to $10.3 billion, marking the 17th consecutive quarter of positive flows.

Financial Overview

Global Wealth and Investment Management net income rose 26 percent from the third quarter of 2012 to $719 million, reflecting solid revenue performance and low credit costs.

Revenue increased 8 percent from the year-ago quarter to $4.4 billion, driven by higher asset management fees related to long-term AUM flows and higher market levels, as well as higher net interest income.

The provision for credit losses decreased $38 million from the year-ago quarter to $23 million due to improvement in the home equity portfolio. Noninterest expense of $3.2 billion increased 4 percent, driven by higher support costs and volume-related expenses.

Client balances rose 7 percent from the year-ago quarter to $2.28 trillion, reflecting higher market levels and net inflows, driven by client activity in long-term AUM, deposits and loans. Assets under management rose $86.8 billion, or 13 percent, from the third quarter of 2012 to $779.6 billion, driven by long-term AUM flows and market impact.

Global Banking1

	Three Months Ended
(Dollars in millions)	September 30 2013	June 30 2013	September 30 2012
Total revenue, net of interest expense, FTE basis	$4,009	$4,138	$3,786
Provision for credit losses	322	163	23
Noninterest expense	1,928	1,856	1,936
Net income	$1,134	$1,292	$1,151
Return on average allocated capital[2,3]	19.57%	22.55%	—
Return on average economic capital[2,3]	—	—	23.33%
Average loans and leases	$260,085	$255,674	$221,185
Average deposits	239,839	227,668	227,421

[1]
During the second quarter of 2013, the results of consumer Dealer Financial Services (DFS), previously reported in Global Banking, were moved into CBB and prior periods have been reclassified to conform to current period presentation.

[2]
Effective January 1, 2013, the company revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the company updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-24 of this press release.

[3]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The company believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•	Bank of America Merrill Lynch (BAML) named Most Innovative Investment Bank of the Year for 2013 by The Banker magazine.

•
Firmwide investment banking fees of $1.3 billion, excluding self-led deals, was relatively unchanged from the year-ago quarter. BAML maintained its No. 2 ranking in global net investment banking fees with a 7.7 percent market share and was No. 1 in Americas with 11.0 percent market share in the third quarter of 2013B. BAML was also ranked among the top three financial institutions in announced mergers and acquisitions, high-yield corporate debt, leveraged loans, investment-grade corporate debt, asset-backed securities and syndicated loans during the third quarterB.

•
Average loan and lease balances increased $4.4 billion, or 2 percent, to $260.1 billion from the second quarter of 2013 with growth primarily in the commercial and industrial portfolio and the commercial real estate portfolio. Period-end loan balances increased $8.7 billion, or 3 percent, to $267.2 billion from the second quarter of 2013, reflecting continued loan growth momentum.

•	Average deposits rose $12.4 billion, or 5 percent, from the year-ago quarter to $239.8 billion.

Financial Overview

Global Banking reported net income of $1.1 billion in the third quarter of 2013, slightly down from the year-ago quarter, as an increase in revenue was offset by higher provision for credit losses as the company continued to build reserves for loan growth. Revenue of $4.0 billion was up $223 million, or 6 percent, from the third quarter of 2012, reflecting higher net interest income driven by loan growth.

Global Corporate Banking revenue increased to $1.6 billion in the third quarter, up $172 million from the year-ago quarter, and Global Commercial Banking revenue increased $44 million to $1.7 billion. Included in these results are Business Lending revenue of $1.8 billion, up $163 million from the year-ago quarter, and Treasury Services revenue of $1.5 billion, up $53 million from the year-ago period. Global Banking investment banking fees, excluding self-led deals, was relatively unchanged from the year-ago quarter.

Global Markets

	Three Months Ended
(Dollars in millions)	September 30 2013	June 30 2013	September 30 2012
Total revenue, net of interest expense, FTE basis	$3,376	$4,189	$3,278
Total revenue, net of interest expense, FTE basis, excluding DVA[1]	3,667	4,151	3,860
Provision for credit losses	47	(16)	31
Noninterest expense	2,884	2,771	2,575
Net income (loss)	$(778)	$958	$(276)
Net income (loss), excluding DVA and U.K. tax[1]	531	934	872
Return on average allocated capital, excluding DVA and U.K. tax[2,3,4]	7.05%	12.52%	—
Return on average economic capital, excluding DVA and U.K. tax[2,3,4]	—	—	25.92%
Total average assets	$602,632	$656,258	$602,095

[1]
Total revenue, net of interest expense, on an FTE basis excluding DVA and net income excluding DVA and U.K. corporate tax rate adjustments are non-GAAP financial measures. DVA gains (losses) were $(291) million, $38 million and $(582) million for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012. U.K. corporate tax rate adjustments were $1.1 billion and $0.8 billion for the three months ended September 30, 2013 and September 30, 2012.

[2]
Effective January 1, 2013, the company revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the company updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-24 of this press release.

[3]
Return on average allocated capital and return on average economic capital, excluding DVA and U.K. corporate tax rate adjustments are non-GAAP financial measures. Return on average allocated capital was not meaningful for the three months ended September 30, 2013, 12.84% for the three months ended June 30, 2013 and not meaningful for the three months ended September 30, 2012.

[4]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The company believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•	Equities sales and trading revenue, excluding DVAG, rose 36 percent from the third quarter of 2012 due to continued gains in market share and increased market volumes.

•	International revenue, excluding DVAF, increased to 39 percent of Global Markets revenue compared to 36 percent in the year-ago quarter.

Financial Overview

Global Markets reported a net loss of $778 million in the third quarter of 2013, compared to a loss of $276 million in the year-ago quarter. Excluding DVA and the impact of the U.K. tax rate changeF, net income was $531 million in the third quarter of 2013, compared to $872 million in the year-ago quarter.

Global Markets revenue increased $98 million, or 3 percent, from the year-ago quarter to $3.4 billion. Excluding DVAF, revenue decreased $193 million, or 5 percent, to $3.7 billion driven by lower revenue across the Fixed Income businesses partially offset by improved performance in Equities. DVA losses were $291 million, compared to losses of $582 million in the year-ago quarter.

Fixed Income, Currency and Commodities sales and trading revenue, excluding DVAG, was $2.0 billion in the third quarter of 2013, a decrease of $501 million from the year-ago quarter, driven by lower market volumes arising from concerns around monetary policy as well as political uncertainty domestically and abroad.
Equities sales and trading revenue, excluding DVAG, was $970 million, an increase of $255 million, or 36 percent, from the year-ago quarter due to continued gains in market share and increased market volumes.
Noninterest expense increased $309 million to $2.9 billion from the year-ago quarter primarily driven by an increase in litigation expense, partially offset by a reduction in operating expense.

All Other1

	Three Months Ended
(Dollars in millions)	September 30 2013	June 30 2013	September 30 2012
Total revenue, net of interest expense, FTE basis[2]	$867	$574	$(834)
Provision for credit losses	(549)	(179)	390
Noninterest expense	930	547	1,627
Net income (loss)	$643	$546	$(1,600)
Total average loans	232,538	238,910	256,130

[1]
All Other consists of ALM activities, equity investments, the international consumer card business, liquidating businesses and other. ALM activities encompass the whole-loan residential mortgage portfolio and investment securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, gains/losses on structured liabilities, and the impact of certain allocation methodologies and accounting hedge ineffectiveness. Equity Investments include Global Principal Investments (GPI), strategic and certain other investments. Other includes certain residential mortgage loans that are managed by Legacy Assets and Servicing within CRES.

[2]
Revenue includes equity investment income of $1.1 billion, $576 million and $172 million for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively, and gains on sales of debt securities of $347 million, $452 million and $328 million for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively.

All Other reported net income of $643 million in the third quarter of 2013, compared to a net loss of $1.6 billion for the same period a year ago. The increase was primarily driven by lower negative FVO adjustments of $152 million in the third quarter of 2013, compared to

$1.3 billion in the year-ago quarter, an increase of $949 million in equity investment income primarily related to the $753 million pretax gain on the sale of the company's remaining shares of CCB in the third quarter of 2013, a reduction in the provision for credit losses and lower noninterest expense.

The provision for credit losses decreased $939 million from the year-ago quarter to a provision benefit of $549 million, driven primarily by continued improvement in portfolio trends including increased home prices in the residential mortgage portfolio and improved credit quality in non-U.S. Card. Noninterest expense decreased $697 million to $930 million due to lower litigation and personnel expenses.

Credit Quality

	Three Months Ended
(Dollars in millions)	September 30 2013	June 30 2013	September 30 2012
Provision for credit losses	$296	$1,211	$1,774
Net charge-offs[1]	1,687	2,111	4,122
Net charge-off ratio[1,2]	0.73%	0.94%	1.86%
Net charge-off ratio, excluding the PCI loan portfolio[2]	0.75	0.97	1.93
Net charge-off ratio, including PCI write-offs[2]	0.92	1.07	2.63
At period-end
Nonperforming loans, leases and foreclosed properties	$20,028	$21,280	$24,925
Nonperforming loans, leases and foreclosed properties ratio[3]	2.17%	2.33%	2.81%
Allowance for loan and lease losses	$19,432	$21,235	$26,233
Allowance for loan and lease losses ratio[4]	2.10%	2.33%	2.96%

[1]	Excludes write-offs of PCI loans of $443 million, $313 million and $1.7 billion for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012.

[2]	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases during the period; quarterly results are annualized.

[3]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve in the third quarter of 2013, with net charge-offs declining across nearly all major portfolios and the provision for credit losses decreasing from the second quarter of 2013 as well as the year-ago quarter. Net charge-offs were $1.7 billion in the third quarter of 2013, down from $2.1 billion in the second quarter of 2013 and $4.1 billion in the third quarter of 2012. Given the improving trend in delinquencies and other metrics, net charge-offs are expected to continue to decline in the fourth quarter of 2013.

The provision for credit losses was $296 million, a decline of $915 million from the second quarter of 2013 and a decline of $1.5 billion from the third quarter of 2012. The provision for credit losses in the third quarter of 2013 was $1.4 billion lower than net charge-offs, resulting in a reduction in the allowance for credit losses. This included a $248 million benefit in the purchased credit-impaired (PCI) portfolio primarily due to an improved home price outlook. The remaining reduction was driven by improvement in the non-PCI consumer real estate portfolios, primarily due to increased home prices and continued portfolio improvement, as well as lower levels of delinquencies across the Consumer Lending portfolio.

The number of 30+ days delinquent loans, excluding fully-insured loans, declined across all consumer portfolios, again reaching record low levels in the U.S. Consumer Credit Card portfolio. Additionally, reservable criticized balances and nonperforming loans, leases and foreclosed properties also continued to decline, down 19 percent and 20 percent from the year-ago period.

The allowance for loan and lease losses to annualized net charge-off coverage ratio was 2.90 times in the third quarter of 2013, compared with 2.51 times in the second quarter of 2013 and 1.60 times in the third quarter of 2012. The increase was due to the improvement in net charge-offs discussed above. The allowance to annualized net charge-off coverage ratio, excluding PCI, was 2.42 times, 2.04 times and 1.17 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $20.0 billion at September 30, 2013, a decrease from $21.3 billion at June 30, 2013 and $24.9 billion at September 30, 2012.

Capital and Liquidity Management

(Dollars in millions, except per share information)	At September 30 2013	At June 30 2013	At September 30 2012
Total shareholders’ equity	$232,282	$231,032	$238,606
Tier 1 common capital	142,825	139,519	136,406
Tier 1 common capital ratio including Market Risk Final Rule[2]	11.08%	10.83%	n/a
Tangible common equity ratio[1]	7.08	6.98	6.95
Common equity ratio	10.30	10.21	10.15
Tangible book value per share[1]	$13.62	$13.32	$13.48
Book value per share	20.50	20.18	20.40

[1]	Tangible common equity ratio and tangible book value per share are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

[2]
As of January 1, 2013, the Market Risk Final Rule became effective under Basel 1. The Market Risk Final Rule introduces new measures of market risk including a charge related to stressed Value-at-Risk (VaR), an incremental risk charge and a comprehensive risk measure, as well as other technical modifications. The Basel 1 Tier 1 common capital ratio for September 30, 2012 is not presented as the Market Risk Final Rule did not apply during that period.

n/a = not applicable

The Tier 1 common capital ratio, including the Market Risk Final Rule, was 11.08 percent at September 30, 2013, up from 10.83 percent at June 30, 2013.

As of September 30, 2013, the company's Tier 1 common capital ratio on a Basel 3 fully phased-in basis under the advanced approach is estimated at 9.94 percent, up from 9.60 percent at June 30, 2013 and 8.97 percent at September 30, 2012.

The increase in the estimated Basel 3 Tier 1 common capital ratio from the second quarter of 2013 was primarily due to earnings, lower deductions for deferred tax assets and increases in accumulated other comprehensive income. Estimated Basel 3 risk-weighted assets increased modestly compared to the second quarter of 2013.

Based on the pending proposed U.S. supplementary leverage ratio requirements, the company expects the supplementary leverage ratio for Bank of America Corporation would be above the required 5 percent minimum and the supplementary leverage ratios for the company’s two primary bank subsidiaries, Bank of America, National Association and FIA Card Services, National Association, would be above the 6 percent minimum. The proposed U.S. supplementary leverage ratio requirements are expected to take effect in 2018.
At September 30, 2013, the company's Global Excess Liquidity Sources totaled $359 billion, compared to $342 billion at June 30, 2013 and $380 billion at September 30, 2012. Long-term debt was $255 billion at September 30, 2013, down from $262 billion at June 30, 2013 and $287 billion at September 30, 2012, reflecting the company's continued focus on liability management. Time-to-required funding was 35 months at September 30, 2013, compared to 32 months at June 30, 2013 and 35 months at September 30, 2012.
During the third quarter of 2013, a cash dividend of $0.01 per common share was paid and the company recorded $279 million in preferred dividends, which included $24 million in non-cash dividends associated with $926 million in net preferred stock redemptions.

Period-end common shares issued and outstanding were 10.68 billion at September 30, 2013, 10.74 billion at June 30, 2013 and 10.78 billion at September 30, 2012. The company previously announced that it was authorized to repurchase up to $5.0 billion of common stock. As of September 30, 2013, approximately 140 million common shares had been repurchased for approximately $1.9 billion at an average price of $13.38 per share.

Tangible book value per shareH was $13.62 at September 30, 2013, compared to $13.32 at June 30, 2013 and $13.48 at September 30, 2012. Book value per share was $20.50 at September 30, 2013, compared to $20.18 at June 30, 2013 and $20.40 at September 30, 2012.

------------------------------

A
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release. Total revenue, net of interest expense, on a GAAP basis, was $21.5 billion, $22.7 billion and $20.4 billion for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively. Net interest income on a GAAP basis was $10.3 billion, $10.5 billion and $9.9 billion for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively.

B	Rankings per Dealogic as of October 1, 2013.

C
The three months ended September 30, 2012 includes $913 million of net charge-offs related to the impact of the National Mortgage Settlement and loans discharged in Chapter 7 bankruptcy due to the implementation of regulatory guidance.

D
Basel 3 Tier 1 common capital ratio is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to page 18 of this press release. Fully phased-in Basel 3 estimates for September 30, 2013 were calculated under the final advanced approach of the Basel 3 rules released by the Federal Reserve, assuming all regulatory model approvals, except for the potential reduction to risk-weighted assets resulting from the Comprehensive Risk Measure after one year.

E
The supplementary leverage ratio is calculated in accordance with July 2013-proposed U.S. NPR and represents an average of the monthly ratios for the quarter of Tier 1 capital to the sum of on-balance sheet assets and off-balance sheet exposures, including, among other items, derivative and securities financing transactions.

F
Revenue, sales and trading revenue, international revenue and net income (loss) excluding the impact of DVA or the U.K. corporate tax rate adjustments (or both) are non-GAAP financial measures. DVA gains (losses) were $(291) million, $38 million and $(582) million for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively and the impacts of the U.K. corporate tax rate adjustments were $1.1 billion in the third quarter ended September 30, 2013 and $0.8 billion in the third quarter ended September 30, 2012.

G
Fixed Income, Currency and Commodities (FICC) sales and trading revenue, excluding DVA, and Equity sales and trading revenue, excluding DVA, are non-GAAP financial measures. FICC DVA gains (losses) were $(266) million, $33 million and $(534) million for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively. Equities DVA gains (losses) were $(25) million, $5 million and $(48) million for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively.

H
Tangible book value per share of common stock is a non-GAAP measure. Other companies may define or calculate this measure differently. For reconciliation to GAAP measures, refer to pages 22-24 of this press release.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss third-quarter 2013 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1734 (international) and the conference ID: 79795.
A replay will be available via webcast through the Bank of America Investor Relations website. A replay of the conference call will also be available beginning at noon on October 18 through midnight, October 24 by telephone at 800.753.8546 (U.S.) or 1.402.220.0685 (international).

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. We serve approximately 51 million consumer and small business relationships with approximately 5,200 retail banking offices and approximately 16,200 ATMs and award-winning online banking with 30 million active users and more than 14 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, including the expectation that the economy and business climate will improve even more quickly as the U.S. fiscal and monetary picture is clarified; expectations regarding the timing and amount of cost savings due to Project New BAC; expectations regarding previously announced stock repurchases; expectations regarding Legacy Assets and Servicing (LAS) costs; expectations that net charge-offs will continue to decline in the fourth quarter of 2013; the belief that the leverage ratio of the company and its two primary bank subsidiaries would be above the required minimums under the proposed supplementary U.S. leverage ratio requirements expected to take effect in 2018 and 2019; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America's 2012 Annual Report on Form 10-K, and in any of Bank of America's subsequent SEC filings; the company's resolution of remaining differences with the government-sponsored enterprises (GSEs) regarding representations and warranties repurchase claims, including in some cases with respect to mortgage insurance rescissions and foreclosure delays; the company's ability to resolve representations and warranties claims made by monolines and private-label and other investors, including as a result of any adverse court rulings, and the chance that the company could face related servicing, securities, fraud, indemnity or other claims from one or more of the monolines or private-label and other investors; that final court approval of negotiated settlements is not obtained; if future representations and warranties losses occur in excess of the company's recorded liability and estimated range of possible loss for GSE and non-GSE exposures; uncertainties about the financial stability of several countries in the European Union (EU), the risk that those countries may default on their sovereign debt or exit the EU and related stresses on financial markets, the euro and the EU and the company's direct and indirect exposures to such risks; the uncertainty regarding the timing and final substance of any capital or liquidity standards, including the proposed supplementary leverage ratio requirements and their implementation for U.S. banks through rulemaking by the Board of Governors of the Federal Reserve System (Federal Reserve), including anticipated requirements to hold higher levels of regulatory capital, liquidity and meet higher regulatory capital ratios as a result of proposed capital or liquidity standards; the negative impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the company's businesses and earnings, including as a result of additional regulatory interpretation and rulemaking and the success of the company's actions to mitigate such impacts; the company's satisfaction of its borrower assistance programs under the global settlement agreement with federal agencies and state attorneys general and under the acceleration agreement with the OCC and the Federal Reserve; adverse changes to the company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the company's assets and liabilities; the inherent uncertainty of litigation and, while litigation expense is expected to continue in future periods, it is expected to vary from period to period; unexpected claims, damages and fines resulting from pending or future litigation and regulatory proceedings; the company's ability to fully realize the cost savings and other anticipated benefits from Project New BAC, including in accordance with currently anticipated timeframes; potential tapering of the Federal Reserve's bond buying program; the impacts on the company of a potential higher rate environment; the potential impacts of the government shutdown and debt ceiling impasse, including the risk of a U.S. credit rating downgrade or default, which could cause significant U.S. and global economic and financial markets dislocations, interest rate impacts and other potential unforeseen consequences; and other similar matters.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (BofA Global Capital Management) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.

www.bankofamerica.com

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Nine Months Ended September 30		Third Quarter 2013	Second Quarter 2013	Third Quarter 2012
	2013	2012
Net interest income	$31,479	$30,332	$10,266	$10,549	$9,938
Noninterest income	35,975	34,342	11,264	12,178	10,490
Total revenue, net of interest expense	67,454	64,674	21,530	22,727	20,428
Provision for credit losses	3,220	5,965	296	1,211	1,774
Noninterest expense	51,907	53,733	16,389	16,018	17,544
Income before income taxes	12,327	4,976	4,845	5,498	1,110
Income tax expense	4,335	1,520	2,348	1,486	770
Net income	$7,992	$3,456	$2,497	$4,012	$340
Preferred stock dividends	1,093	1,063	279	441	373
Net income (loss) applicable to common shareholders	$6,899	$2,393	$2,218	$3,571	$(33)

Earnings per common share	$0.64	$0.22	$0.21	$0.33	$0.00
Diluted earnings per common share	0.62	0.22	0.20	0.32	0.00

Summary Average Balance Sheet	Nine Months Ended September 30		Third Quarter 2013	Second Quarter 2013	Third Quarter 2012
	2013	2012
Total loans and leases	$914,888	$900,650	$923,978	$914,234	$888,859
Debt securities	342,278	351,348	327,493	343,260	355,302
Total earning assets	1,759,939	1,763,600	1,710,685	1,769,336	1,750,275
Total assets	2,173,164	2,184,974	2,123,430	2,184,610	2,173,312
Total deposits	1,082,005	1,037,610	1,090,611	1,079,956	1,049,697
Common shareholders' equity	217,922	216,073	216,766	218,790	217,273
Total shareholders' equity	234,126	234,726	230,392	235,063	236,039

Performance Ratios	Nine Months Ended September 30		Third Quarter 2013	Second Quarter 2013	Third Quarter 2012
	2013	2012
Return on average assets	0.49%	0.21%	0.47%	0.74%	0.06%
Return on average tangible shareholders' equity (1)	6.67	2.89	6.32	9.98	0.84

Credit Quality	Nine Months Ended September 30		Third Quarter 2013	Second Quarter 2013	Third Quarter 2012
	2013	2012
Total net charge-offs	$6,315	$11,804	$1,687	$2,111	$4,122
Net charge-offs as a % of average loans and leases outstanding (2)	0.93%	1.77%	0.73%	0.94%	1.86%
Provision for credit losses	$3,220	$5,965	$296	$1,211	$1,774

			September 30 2013	June 30 2013	September 30 2012

Total nonperforming loans, leases and foreclosed properties (3)			$20,028	$21,280	$24,925
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (2)			2.17%	2.33%	2.81%
Allowance for loan and lease losses			$19,432	$21,235	$26,233
Allowance for loan and lease losses as a % of total loans and leases outstanding (2)			2.10%	2.33%	2.96%

For footnotes see page 18.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions, except per share data; shares in thousands)

Capital Management			September 30 2013	June 30 2013	September 30 2012

Risk-based capital (4, 5):
Tier 1 common capital			$142,825	$139,519	$136,406
Tier 1 common capital ratio (6)			11.08%	10.83%	11.41%
Tier 1 leverage ratio			7.79	7.49	7.84
Tangible equity ratio (7)			7.73	7.67	7.85
Tangible common equity ratio (7)			7.08	6.98	6.95

Period-end common shares issued and outstanding			10,683,282	10,743,098	10,777,267

Basel 1 to Basel 3 (fully phased-in) Reconciliation (5, 8)			September 30 2013	June 30 2013	September 30 2012

Regulatory capital – Basel 1 to Basel 3 (fully phased-in)
Basel 1 Tier 1 capital			$159,008	$156,689	$163,063
Deduction of qualifying preferred stock and trust preferred securities			(16,183)	(17,170)	(26,657)
Basel 1 Tier 1 common capital			142,825	139,519	136,406
Deduction of defined benefit pension assets			(935)	(787)	(1,709)
Change in deferred tax assets and threshold deductions (deferred tax asset temporary differences, MSRs and significant investments)			(4,758)	(6,761)	(1,102)
Change in all other deductions, net			(5,319)	(6,125)	1,040
Basel 3 (fully phased-in) Tier 1 common capital			$131,813	$125,846	$134,635
Risk-weighted assets – Basel 1 to Basel 3 (fully phased-in)
Basel 1 risk-weighted assets			$1,289,444	$1,288,159	$1,195,722
Net change in credit and other risk-weighted assets			37,140	22,276	216,244
Increase due to Market Risk Final Rule			—	—	88,881
Basel 3 (fully phased-in) risk-weighted assets			$1,326,584	$1,310,435	$1,500,847

Tier 1 common capital ratios
Basel 1			11.08%	10.83%	11.41%
Basel 3 (fully phased-in)			9.94	9.60	8.97

	Nine Months Ended September 30		Third Quarter 2013	Second Quarter 2013	Third Quarter 2012
	2013	2012
Common shares issued	44,664	241,329	184	364	398
Average common shares issued and outstanding	10,764,216	10,735,461	10,718,918	10,775,867	10,776,173
Average diluted common shares issued and outstanding	11,523,649	10,826,503	11,482,226	11,524,510	10,776,173
Dividends paid per common share	$0.03	$0.03	$0.01	$0.01	$0.01

Summary Period-End Balance Sheet			September 30 2013	June 30 2013	September 30 2012

Total loans and leases			$934,392	$921,570	$893,035
Total debt securities			320,998	336,403	361,949
Total earning assets			1,712,648	1,719,866	1,756,257
Total assets			2,126,653	2,123,320	2,166,162
Total deposits			1,110,118	1,080,783	1,063,307
Total shareholders' equity			232,282	231,032	238,606
Common shareholders' equity			218,967	216,791	219,838
Book value per share of common stock			$20.50	$20.18	$20.40
Tangible book value per share of common stock (1)			13.62	13.32	13.48

(1)
Return on average tangible shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

(2)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(3)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(4)	Regulatory capital ratios are preliminary until filed with the Federal Reserve on Form Y-9C.

(5)	Basel 1 includes the Market Risk Final Rule at September 30, 2013 and June 30, 2013. Basel 1 did not include the Market Risk Final Rule at September 30, 2012.

(6)	Tier 1 common capital ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.

(7)
Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

(8)	Basel 3 (fully phased-in) estimates are based on the Advanced Approach under the final Basel 3 rules issued on July 2, 2013.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	Third Quarter 2013
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,524	$1,577	$4,009	$3,376	$4,390	$867
Provision for credit losses	761	(308)	322	47	23	(549)
Noninterest expense	3,980	3,419	1,928	2,884	3,248	930
Net income (loss)	1,779	(1,000)	1,134	(778)	719	643
Return on average allocated capital (2, 3)	23.55%	n/m	19.57%	n/m	28.68%	n/m
Balance Sheet
Average
Total loans and leases	$165,707	$88,406	$260,085	n/m	$112,752	$232,538
Total deposits	522,023	n/m	239,839	n/m	239,663	35,126
Allocated capital (2, 3)	30,000	24,000	23,000	$30,000	10,000	n/m
Period end
Total loans and leases	$167,254	$87,586	$267,165	n/m	$114,175	$229,550
Total deposits	526,876	n/m	263,121	n/m	241,553	30,705

	Second Quarter 2013
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,434	$2,115	$4,138	$4,189	$4,499	$574
Provision for credit losses	967	291	163	(16)	(15)	(179)
Noninterest expense	4,178	3,394	1,856	2,771	3,272	547
Net income (loss)	1,395	(937)	1,292	958	758	546
Return on average allocated capital (2, 3)	18.68%	n/m	22.55%	12.84%	30.57%	n/m
Balance Sheet
Average
Total loans and leases	$163,593	$90,114	$255,674	n/m	$109,589	$238,910
Total deposits	522,259	n/m	227,668	n/m	235,344	33,774
Allocated capital (2, 3)	30,000	24,000	23,000	$30,000	10,000	n/m
Period end
Total loans and leases	$164,851	$89,257	$258,502	n/m	$111,785	$234,047
Total deposits	525,099	n/m	229,586	n/m	235,012	34,597

	Third Quarter 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,261	$3,083	$3,786	$3,278	$4,083	$(834)
Provision for credit losses	1,006	263	23	31	61	390
Noninterest expense	4,111	4,180	1,936	2,575	3,115	1,627
Net income (loss)	1,351	(857)	1,151	(276)	571	(1,600)
Return on average economic capital (2, 3)	22.20%	n/m	23.33%	n/m	29.22%	n/m
Balance Sheet
Average
Total loans and leases	$169,092	$102,472	$221,185	n/m	$101,016	$256,130
Total deposits	478,142	n/m	227,421	n/m	241,411	39,266
Economic capital (2, 3)	24,271	13,335	19,639	$13,414	7,840	n/m
Period end
Total loans and leases	$168,296	$98,642	$226,152	n/m	$102,390	$252,592
Total deposits	484,623	n/m	234,912	n/m	243,518	37,555

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Effective January 1, 2013, the Corporation revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with the change in methodology, the Corporation updated the applicable terminology in the above table to allocated capital from economic capital as reported in prior periods. For more information, see Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.

(3) Return on average allocated capital and return on average economic capital are calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital or average economic capital, as applicable. Allocated capital, economic capital and the related returns are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Year-to-Date Results by Business Segment
(Dollars in millions)
	Nine Months Ended September 30, 2013
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$22,370	$6,004	$12,177	$12,434	$13,310	$1,805
Provision for credit losses	2,680	318	634	36	30	(478)
Noninterest expense	12,315	12,219	5,626	8,729	9,773	3,245
Net income (loss)	4,621	(4,094)	3,707	1,348	2,197	213
Return on average allocated capital (2, 3)	20.62%	n/m	21.56%	6.04%	29.54%	n/m
Balance Sheet
Average
Total loans and leases	$165,048	$90,478	$253,334	n/m	$109,499	$238,623
Total deposits	515,668	n/m	229,941	n/m	242,757	34,814
Allocated capital (2, 3)	30,000	24,000	23,000	$30,000	10,000	n/m
Period end
Total loans and leases	$167,254	$87,586	$267,165	n/m	$114,175	$229,550
Total deposits	526,876	n/m	263,121	n/m	241,553	30,705

	Nine Months Ended September 30, 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$22,389	$8,276	$11,722	$11,264	$12,324	$(631)
Provision for credit losses	3,069	957	(404)	17	154	2,172
Noninterest expense	12,821	11,583	5,865	8,668	9,524	5,272
Net income (loss)	4,101	(2,735)	3,952	1,048	1,669	(4,579)
Return on average economic capital (2, 3)	23.00%	n/m	27.27%	10.29%	31.75%	n/m
Balance Sheet
Average
Total loans and leases	$174,989	$105,848	$221,629	n/m	$99,338	$263,310
Total deposits	472,190	n/m	217,602	n/m	239,942	45,151
Economic capital (2, 3)	23,880	14,079	19,376	$13,703	7,093	n/m
Period end
Total loans and leases	$168,296	$98,642	$226,152	n/m	$102,390	$252,592
Total deposits	484,623	n/m	234,912	n/m	243,518	37,555

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Effective January 1, 2013, the Corporation revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with the change in methodology, the Corporation updated the applicable terminology in the above table to allocated capital from economic capital as reported in prior periods. For more information, see Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.

(3) Return on average allocated capital and return on average economic capital are calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital or average economic capital, as applicable. Allocated capital, economic capital and the related returns are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)

Fully taxable-equivalent (FTE) basis data (1)	Nine Months Ended September 30		Third Quarter 2013	Second Quarter 2013	Third Quarter 2012
	2013	2012
Net interest income	$32,125	$31,002	$10,479	$10,771	$10,167
Total revenue, net of interest expense	68,100	65,344	21,743	22,949	20,657
Net interest yield (2)	2.44%	2.35%	2.44%	2.44%	2.32%
Efficiency ratio	76.22	82.23	75.38	69.80	84.93

Other Data			September 30 2013	June 30 2013	September 30 2012
Number of banking centers - U.S.			5,243	5,328	5,540
Number of branded ATMs - U.S.			16,201	16,354	16,253
Ending full-time equivalent employees			247,943	257,158	272,594

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 22-24.

(2)
Calculation includes fees earned on overnight deposits placed with the Federal Reserve and, beginning in the third quarter of 2012, fees earned on deposits, primarily overnight, placed with certain non-U.S. central banks of $123 million and $147 million for the nine months ended September 30, 2013 and 2012; $50 million and $40 million for the third and second quarters of 2013; and $48 million for the third quarter of 2012, respectively.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

Effective January 1, 2013, on a prospective basis, the Corporation adjusted the amount of capital being allocated to its business segments. The adjustment reflects a refinement to the prior-year methodology (economic capital) which focused solely on internal risk-based economic capital models. The refined methodology (allocated capital) now also considers the effect of regulatory capital requirements in addition to internal risk-based economic capital models. The Corporation's internal risk-based capital models use a risk-adjusted methodology incorporating each segment's credit, market, interest rate, business and operational risk components. The capital allocated to the Corporation's business segments is currently referred to as allocated capital and, prior to January 1, 2013, was referred to as economic capital, both of which represent non-GAAP financial measures. Allocated capital in the Corporation's business segments is subject to change over time.
See the tables below and on pages 23-24 for reconciliations of these non-GAAP financial measures with financial measures defined by GAAP for the nine months ended September 30, 2013 and 2012, and the three months ended September 30, 2013, June 30, 2013 and September 30, 2012. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Nine Months Ended September 30		Third Quarter 2013	Second Quarter 2013	Third Quarter 2012
	2013	2012
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$31,479	$30,332	$10,266	$10,549	$9,938
Fully taxable-equivalent adjustment	646	670	213	222	229
Net interest income on a fully taxable-equivalent basis	$32,125	$31,002	$10,479	$10,771	$10,167

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$67,454	$64,674	$21,530	$22,727	$20,428
Fully taxable-equivalent adjustment	646	670	213	222	229
Total revenue, net of interest expense on a fully taxable-equivalent basis	$68,100	$65,344	$21,743	$22,949	$20,657

Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis

Income tax expense	$4,335	$1,520	$2,348	$1,486	$770
Fully taxable-equivalent adjustment	646	670	213	222	229
Income tax expense on a fully taxable-equivalent basis	$4,981	$2,190	$2,561	$1,708	$999

Reconciliation of average common shareholders' equity to average tangible common shareholders' equity

Common shareholders' equity	$217,922	$216,073	$216,766	$218,790	$217,273
Goodwill	(69,926)	(69,973)	(69,903)	(69,930)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(6,269)	(7,531)	(5,993)	(6,270)	(7,194)
Related deferred tax liabilities	2,360	2,627	2,296	2,360	2,556
Tangible common shareholders' equity	$144,087	$141,196	$143,166	$144,950	$142,659

Reconciliation of average shareholders' equity to average tangible shareholders' equity

Shareholders' equity	$234,126	$234,726	$230,392	$235,063	$236,039
Goodwill	(69,926)	(69,973)	(69,903)	(69,930)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(6,269)	(7,531)	(5,993)	(6,270)	(7,194)
Related deferred tax liabilities	2,360	2,627	2,296	2,360	2,556
Tangible shareholders' equity	$160,291	$159,849	$156,792	$161,223	$161,425

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Nine Months Ended September 30		Third Quarter 2013	Second Quarter 2013	Third Quarter 2012
	2013	2012
Reconciliation of period-end common shareholders' equity to period-end tangible common shareholders' equity

Common shareholders' equity	$218,967	$219,838	$218,967	$216,791	$219,838
Goodwill	(69,891)	(69,976)	(69,891)	(69,930)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(5,843)	(7,030)	(5,843)	(6,104)	(7,030)
Related deferred tax liabilities	2,231	2,494	2,231	2,297	2,494
Tangible common shareholders' equity	$145,464	$145,326	$145,464	$143,054	$145,326

Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity

Shareholders' equity	$232,282	$238,606	$232,282	$231,032	$238,606
Goodwill	(69,891)	(69,976)	(69,891)	(69,930)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(5,843)	(7,030)	(5,843)	(6,104)	(7,030)
Related deferred tax liabilities	2,231	2,494	2,231	2,297	2,494
Tangible shareholders' equity	$158,779	$164,094	$158,779	$157,295	$164,094

Reconciliation of period-end assets to period-end tangible assets

Assets	$2,126,653	$2,166,162	$2,126,653	$2,123,320	$2,166,162
Goodwill	(69,891)	(69,976)	(69,891)	(69,930)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(5,843)	(7,030)	(5,843)	(6,104)	(7,030)
Related deferred tax liabilities	2,231	2,494	2,231	2,297	2,494
Tangible assets	$2,053,150	$2,091,650	$2,053,150	$2,049,583	$2,091,650

Book value per share of common stock

Common shareholders' equity	$218,967	$219,838	$218,967	$216,791	$219,838
Ending common shares issued and outstanding	10,683,282	10,777,267	10,683,282	10,743,098	10,777,267
Book value per share of common stock	$20.50	$20.40	$20.50	$20.18	$20.40

Tangible book value per share of common stock

Tangible common shareholders' equity	$145,464	$145,326	$145,464	$143,054	$145,326
Ending common shares issued and outstanding	10,683,282	10,777,267	10,683,282	10,743,098	10,777,267
Tangible book value per share of common stock	$13.62	$13.48	$13.62	$13.32	$13.48

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Nine Months Ended September 30		Third Quarter 2013	Second Quarter 2013	Third Quarter 2012
	2013	2012
Reconciliation of return on average allocated capital/economic capital (1)

Consumer & Business Banking

Reported net income	$4,621	$4,101	$1,779	$1,395	$1,351
Adjustment related to intangibles (2)	6	10	2	2	3
Adjusted net income	$4,627	$4,111	$1,781	$1,397	$1,354

Average allocated equity (3)	$62,058	$56,059	$62,032	$62,058	$56,413
Adjustment related to goodwill and a percentage of intangibles	(32,058)	(32,179)	(32,032)	(32,058)	(32,142)
Average allocated capital/economic capital	$30,000	$23,880	$30,000	$30,000	$24,271

Global Banking

Reported net income	$3,707	$3,952	$1,134	$1,292	$1,151
Adjustment related to intangibles (2)	2	3	1	—	1
Adjusted net income	$3,709	$3,955	$1,135	$1,292	$1,152

Average allocated equity (3)	$45,412	$41,807	$45,413	$45,416	$42,066
Adjustment related to goodwill and a percentage of intangibles	(22,412)	(22,431)	(22,413)	(22,416)	(22,427)
Average allocated capital/economic capital	$23,000	$19,376	$23,000	$23,000	$19,639

Global Markets

Reported net income (loss)	$1,348	$1,048	$(778)	$958	$(276)
Adjustment related to intangibles (2)	6	7	2	2	2
Adjusted net income (loss)	$1,354	$1,055	$(776)	$960	$(274)

Average allocated equity (3)	$35,371	$19,069	$35,369	$35,372	$18,796
Adjustment related to goodwill and a percentage of intangibles	(5,371)	(5,366)	(5,369)	(5,372)	(5,382)
Average allocated capital/economic capital	$30,000	$13,703	$30,000	$30,000	$13,414

Global Wealth & Investment Management

Reported net income	$2,197	$1,669	$719	$758	$571
Adjustment related to intangibles (2)	13	18	4	5	6
Adjusted net income	$2,210	$1,687	$723	$763	$577

Average allocated equity (3)	$20,302	$17,473	$20,283	$20,300	$18,199
Adjustment related to goodwill and a percentage of intangibles	(10,302)	(10,380)	(10,283)	(10,300)	(10,359)
Average allocated capital/economic capital	$10,000	$7,093	$10,000	$10,000	$7,840

(1)	There are no adjustments to reported net income (loss) or average allocated equity for Consumer Real Estate Services.

(2)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

(3)
Average allocated equity is comprised of average allocated capital (or economic capital prior to 2013) plus capital for the portion of goodwill and intangibles specifically assigned to the business segment.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.